Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2014 Earnings

Announces Development of Second Phase of Post South Lamar™ in Austin, Texas

Investor/Analyst Conference Call Scheduled for Friday, February 6, 2015 at 10:00 a.m. ET

ATLANTA, Thursday, February 5, 2015 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $18.5 million, or $0.34 per diluted share, for the fourth quarter of 2014, compared to $42.8 million, or $0.79 per diluted share, for the fourth quarter of 2013.

Net income available to common shareholders for the year ended December 31, 2014, was $211.4 million, or $3.88 per diluted share, compared to $106.8 million, or $1.96 per diluted share, for the year ended December 31, 2013.

Net income for the year ended December 31, 2014, included gains on sales of apartment communities of $163.8 million, offset by losses on the extinguishment of indebtedness of $16.6 million, both net of noncontrolling interest. The Company’s net income available to common shareholders for the three months and year ended December 31, 2013 included a gain of $28.4 million on the sale of an apartment community.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2014 was $40.1 million, or $0.73 per diluted share, compared to $36.4 million, or $0.67 per diluted share, for the fourth quarter of 2013. For the fourth quarter of 2014, Core FFO (excluding FFO from condominium activities) was $39.5 million, or $0.72 per diluted share, compared to $36.0 million, or $0.66 per diluted share, for the fourth quarter of 2013.

FFO for the year ended December 31, 2014 was $133.1 million, or $2.44 per diluted share, compared to $164.8 million, or $3.01 per diluted share, for the year ended December 31, 2013. For the year ended December 31, 2014, Core FFO (excluding FFO from condominium activities) was $130.9 million, or $2.40 per diluted share, compared to $136.8 million, or $2.50 per diluted share, for the year ended December 31, 2013.

FFO and Core FFO included losses on extinguishment of indebtedness of $16.6 million, net of noncontrolling interest, or $0.30 per diluted share, for the year ended December 31, 2014.

Said Dave Stockert, the Company’s CEO and President, “2014 was a terrific year for Post. We produced solid growth in revenue, earnings and cash flow, created value in our development pipeline, and realized high prices for assets we sold. We made a strong balance sheet even stronger, creating capacity for future growth, installed an entirely new technology platform, raised the dividend substantially and produced very attractive total returns to shareholders. Better still, the apartment market and our business are set up well for good results again in the coming year.”

Same Store Community Data

Average economic occupancy at the Company’s 48 same store communities, containing 17,714 apartment units, was 96.0% and 95.6% for the fourth quarter of 2014 and 2013, respectively.

Total revenues for the same store communities increased 3.0% and total operating expenses increased 2.2% during the fourth quarter of 2014, compared to the fourth quarter of 2013, producing a 3.4% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 2.5% during the fourth quarter of 2014, compared to the fourth quarter of 2013.

On a sequential basis, total revenues for the same store communities decreased 0.8% and total operating expenses decreased 4.3%, resulting in a 1.5% increase in same store NOI for the fourth quarter of 2014, compared to the third quarter of 2014. On a sequential basis, the average monthly rental rate per unit increased 0.3%. For the fourth quarter of 2014, average economic occupancy at the same store communities was 96.0%, compared to 96.6% for the third quarter of 2014.

For the year ended December 31, 2014, average economic occupancy at the Company’s same store communities was 96.1% compared to 95.7% for the year ended December 31, 2013.

Total revenues for the same store communities increased 2.7% and total operating expenses increased 4.2% for 2014, compared to 2013, producing a 1.8% increase in same store NOI. The average monthly rental rate per unit increased 2.4% for 2014, compared to 2013.

Investment Activity

Development Activity

The Company announced today the commencement of the development of the second phase at its Post South Lamar™ apartment community located in Austin, Texas. Post South Lamar™ II is planned to consist of 344 luxury apartment units with an average unit size of approximately 734 square feet and 5,800 square feet of retail space. The second phase is expected to have a total estimated development cost of approximately $65.6 million, and is expected to produce an estimated stabilized yield on cost of approximately 5.8%, calculated on current market rents and after a 3% management fee and $300 per unit replacement reserve. The Company anticipates that first apartment unit deliveries will occur in the first quarter of 2017.

In the aggregate, the Company has 1,705 units in five apartment communities, and approximately 5,800 square feet of retail space, under development or in lease-up with a total estimated cost of $309.2 million, and a remaining funding requirement of $187.8 million. The Company believes it has adequate internal resources, as well as sufficient capacity on its unsecured lines of credit, to fund its development commitments.

Financing Activity

Line of Credit and Term Loan Extension and Refinancing

On January 28, 2015, the Company closed the refinancing of its $300 million syndicated unsecured line of credit for an initial four-year term maturing in January 2019, with a one-year extension option. The refinancing reduced the current stated interest rate from London Interbank Offered Rate (LIBOR) plus 1.225%, to LIBOR plus 1.05%. The current stated annual facility fee was also reduced from 0.225% to 0.20% of the aggregate loan commitments. The Company also closed the refinancing of its $30 million unsecured cash management line of credit including interest rate, facility fees, and terms substantially consistent with the syndicated line of credit described above. The Company currently has no outstanding borrowings on its $330 million unsecured revolving lines of credit.

On that same date, the Company also closed the refinancing of its $300 million unsecured bank term loan facility which extends the maturity date from January 2018 to January 2020. The refinanced term loan facility reduced the current stated interest rate from LIBOR plus 1.70% to LIBOR plus 1.15%. The Company maintains interest rate swap agreements that fix the variable interest cost associated with this term loan facility through its prior maturity date in January 2018. The blended effective interest rate, after considering the impact of the interest rate swap arrangements, was reduced from 3.24% to 2.69% through January 2018, the termination date of the interest rate swap arrangements.

Leverage and Line of Credit Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 31.4% at December 31, 2014.

As of January 30, 2015, the Company had cash and cash equivalents of approximately $100 million. The Company had no outstanding borrowings and letters of credit totaling $0.1 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities until 2017.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock. As of December 31, 2014, and since its inception, no shares have been issued under that program. Sales under this program are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

Information Technology Systems Initiatives

The Company has completed the upgrade and replacement of its financial and property management information technology systems. As part of this project, in addition to other system implementation costs capitalized, the Company was required to expense certain up-front implementation and training costs. These expensed system implementation costs totaled $0.1 million and $1.1 million for the three months and year ended December 31, 2014, respectively.

2015 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of its apartment markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO and AFFO per diluted share for the full year 2015 will be in the range set forth below. Adjusted Funds from Operations (“AFFO”) per share is defined as FFO per share less operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense and debt extinguishment losses.

Current Outlook	FFO	AFFO
Core FFO/AFFO	$2.85 - $2.95	$2.39 - $2.51
NAREIT FFO/AFFO	$2.85 - $2.95	$2.39 - $2.51

Same Store Assumptions
Revenue	2.50% - 3.00%
Operating expenses	3.90% - 4.40%
Net operating income (NOI)	1.30% - 2.40%

The above estimates are also based on the following assumptions:

•

Projected increase in same store operating expenses attributable, in large part, to an anticipated increase in property taxes which are forecasted to rise roughly 6% in 2015, down from an 8% increase in 2014;

•

Projected net operating income from newly stabilized properties and lease up properties, net of operating deficits, expected to contribute approximately $0.08 per diluted share at the mid-point of the estimated range of Core FFO;

•

Projected decrease in NOI attributable to apartment communities in New York and Houston sold in 2014, expected to be offset by a roughly equivalent reduction in interest expense attributable to the early retirement of indebtedness in 2014, as well as the refinancing of the Company’s unsecured term loan and revolving credit facilities in January 2015;

•

Projected increase in annually recurring and periodically recurring capital expenditures of approximately $3.0 million in 2015, as compared to 2014, at the mid-point of the estimated range of Core AFFO;

•	Projected increase in revenue-generating capital expenditures of roughly $2.5 million in 2015, as compared to 2014;

•

In the aggregate, projected 3.4% - 3.8% increase in general and administrative expenses, corporate property management expenses, and investment and development expenses (before amounts capitalized to development projects), driven, in large part, by increases in long-term incentive compensation and increased SaaS and information technology costs relating to the newly implemented financial systems, offset by lower legal and professional fees;

•	Projected increase in capitalized interest and development overhead costs, expected to cause Core FFO to increase by approximately $0.06 per diluted share at the mid-point of the estimated range;

•	Projected decrease in “Severance, impairment and other” expenses, as those costs incurred in 2014 are not forecasted to recur in 2015;

•

Projected development expenditures of approximately $115 million to $125 million, including up to roughly $175 million of planned development starts forecasted in 2015 (in addition to the start of the second phase of Post South Lamar™ discussed above), currently expected to be funded in 2015 with available cash and operating cash flow;

•

Projected non-cash debt extinguishment loss of approximately $0.2 million, or less than $0.01 per diluted share, in connection with the refinancing of the Company’s credit facilities in the first quarter of 2015;

•

Projected weighted average diluted shares of approximately 54.8 million for the full year 2015, with no share issuances under the Company’s ATM program required to fund the investment activity included in the earnings guidance above; and

•

Core FFO/AFFO excludes the impact of any gains or losses relating to the Company’s previous investment in the condominium housing business. However, no such gains or losses are currently forecasted for 2015.

The Company’s earnings guidance above does not currently factor in any sales or acquisition activities during 2015. The Company plans, however, to opportunistically pursue acquisitions of apartment communities that are consistent with its core strategy of continuing to geographically diversify its portfolio and cash flow. Any such acquisitions may be financed through the sales of older apartment communities and through available cash on hand as well as, if necessary, borrowings on the Company’s unsecured revolving credit facilities. There can be no assurance that any acquisitions or sales will occur in 2015.

The Company anticipates that net income available to common shareholders will be in the range of $1.25 to $1.37 per diluted share for the full year 2015. The difference between net income available to common shareholders and FFO per diluted share is depreciation on real estate assets, which is anticipated to be $1.58 to $1.60 per diluted share. The difference between FFO and AFFO per diluted share is operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense. Those operating property capital expenditures, net of the ground lease adjustment, are anticipated to total $0.44 to $0.46 per diluted share.

The Company’s operating results in the first quarter of 2015 are expected to be impacted by typical seasonal factors, including the resetting of annual accruals for property taxes and insurance, and the debt extinguishment charge discussed above. The Company’s operating results in the first quarter of 2015 are also expected to be impacted by higher compensation expenses resulting, in part, from the vesting of annual long-term compensation awards for certain officers who have reached the age of retirement under the Company’s stock compensation plans. As a result, general and administrative expenses are projected to be roughly $0.02 per diluted share higher in the first quarter, as compared to the remainder of 2015.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are listed below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, non-cash impairment charges on depreciable real estate, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of newly stabilized communities, lease-up communities, held for sale communities, sold communities and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics - The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Friday, February 6, at 10:00 a.m. ET. The telephone numbers are 888-397-5352 for US and Canada callers and 719-325-2472 for international callers. The access code is 3711171. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar. The replay will begin at 1:00 p.m. ET on Friday, February 6, and will be available until Friday, February 13, at 1:00 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 3711171. A replay of the call also will be archived on Post’s website under Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 22,994 apartment units in 58 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,705 apartment units in five communities currently under development or in lease-up.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and for development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
OPERATING DATA
Total revenues	$92,813	$93,705	$377,812	$362,737
Net income available to common shareholders	$18,537	$42,809	$211,432	$106,846
Funds from operations available to common shareholders and unitholders (Table 1)	$40,135	$36,449	$133,139	$164,750

Weighted average shares outstanding - diluted	54,394	54,208	54,353	54,508
Weighted average shares and units outstanding - diluted	54,515	54,346	54,483	54,650

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.34	$0.79	$3.88	$1.96

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.73	$0.67	$2.44	$3.01
Dividends declared	$0.40	$0.33	$1.56	$1.24

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 46 and 133 for the three months and 91 and 172 for the years ended December 31, 2014 and 2013, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 128 and 120 for the three months and 125 and 120 for the years ended December 31, 2014 and 2013, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income available to common shareholders	$18,537	$42,809	$211,432	$106,846
Noncontrolling interests - Operating Partnership	45	112	509	279
Depreciation on consolidated real estate assets, net	20,804	21,616	83,599	84,841
Depreciation on real estate assets held in unconsolidated entities	299	292	1,181	1,164
Gains on sales of depreciable real estate assets	-	(28,380)	(187,825)	(28,380)
Noncontrolling interest share of gains on sales of depreciable real estate assets	-	-	24,074	-
Gain on sale of retail condominium	-	-	(281)	-
Non-cash impairment charge on depreciable real estate	450	-	450	-

Funds from operations available to common shareholders and unitholders	$40,135	$36,449	$133,139	$164,750

Funds from operations available to common shareholders and unitholders -core operations	$39,452	$35,973	$130,875	$136,806
Funds from operations available to common shareholders and unitholders -condominiums	683	476	2,264	27,944

Funds from operations available to common shareholders and unitholders	$40,135	$36,449	$133,139	$164,750

Funds from operations - per share and unit - diluted (1)	$0.73	$0.67	$2.44	$3.01

Funds from operations per share and unit - core operations	$0.72	$0.66	$2.40	$2.50

Weighted average shares and units outstanding - diluted (1)	54,643	54,466	54,608	54,770

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 46 and 133 for the three months and 91 and 172 for the years ended December 31, 2014 and 2013, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 128 and 120 for the three months and 125 and 120 for the years ended December 31, 2014 and 2013, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013
Total same store NOI	$48,187	$46,586	$47,472	$188,064	$184,712
Property NOI from held for sale and sold - residential	-	2,734	1,651	6,390	11,112
Property NOI from held for sale and sold - commercial	-	364	160	767	1,613
Property NOI from other operating segments	5,417	4,279	5,269	18,640	9,167

Consolidated property NOI	53,604	53,963	54,552	213,861	206,604

Add (subtract):
Interest income	41	10	78	135	77
Other revenues	316	204	234	992	872
Depreciation	(21,145)	(21,914)	(21,018)	(84,759)	(85,608)
Interest expense	(8,751)	(11,424)	(9,858)	(40,286)	(44,704)
Amortization of deferred financing costs	(429)	(658)	(588)	(2,282)	(2,573)
General and administrative	(5,020)	(4,751)	(4,784)	(17,898)	(17,245)
Investment and development	(206)	(307)	(555)	(2,366)	(1,755)
Other investment costs	(61)	(85)	(224)	(768)	(1,324)
Severance, impairment and other	(513)	(436)	(344)	(2,266)	(2,417)
Gains on condominium sales activities, net	683	476	1,052	2,545	27,944
Equity in income of unconsolidated real estate entities, net	380	479	422	1,788	2,090
Other income (expense), net	605	(195)	(195)	19	(839)
Net loss on extinguishment of indebtedness	-	-	(14,070)	(18,357)	-

Income from continuing operations, before gains on sales of real estate assets	19,504	15,362	4,702	50,358	81,122
Gains on sales of real estate assets	-	-	151,733	187,825	-
Income from discontinued operations	-	28,501	-	-	29,798

Net income	$19,504	$43,863	$156,435	$238,183	$110,920

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 ‘14 vs. Q4 ‘13 % Change	Q4 ‘14 vs. Q3 ‘14 % Change	Q4 ‘14 % Same Store NOI
	December 31, 2014	December 31, 2013	September 30, 2014
Rental and other revenues
Atlanta	$21,807	$20,682	$21,762	5.4%	0.2%
Dallas	18,205	17,604	18,297	3.4%	(0.5)%
Houston	2,244	2,227	2,339	0.8%	(4.1)%
Austin	3,018	2,990	3,052	0.9%	(1.1)%
Washington, D.C.	12,836	12,990	13,156	(1.2)%	(2.4)%
Tampa	9,416	9,100	9,448	3.5%	(0.3)%
Orlando	2,777	2,747	2,770	1.1%	0.3%
Charlotte	6,822	6,573	6,889	3.8%	(1.0)%

Total rental and other revenues	77,125	74,913	77,713	3.0%	(0.8)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,525	8,104	8,597	5.2%	(0.8)%
Dallas	7,957	7,387	7,985	7.7%	(0.4)%
Houston	929	857	950	8.4%	(2.2)%
Austin	1,255	1,278	1,366	(1.8)%	(8.1)%
Washington, D.C.	4,340	4,373	4,627	(0.8)%	(6.2)%
Tampa	2,930	3,272	3,465	(10.5)%	(15.4)%
Orlando	955	930	1,035	2.7%	(7.7)%
Charlotte	2,047	2,126	2,216	(3.7)%	(7.6)%

Total	28,938	28,327	30,241	2.2%	(4.3)%

Net operating income
Atlanta	13,282	12,578	13,165	5.6%	0.9%	27.5%
Dallas	10,248	10,217	10,312	0.3%	(0.6)%	21.3%
Houston	1,315	1,370	1,389	(4.0)%	(5.3)%	2.7%
Austin	1,763	1,712	1,686	3.0%	4.6%	3.7%
Washington, D.C.	8,496	8,617	8,529	(1.4)%	(0.4)%	17.6%
Tampa	6,486	5,828	5,983	11.3%	8.4%	13.5%
Orlando	1,822	1,817	1,735	0.3%	5.0%	3.8%
Charlotte	4,775	4,447	4,673	7.4%	2.2%	9.9%

Total same store NOI	$48,187	$46,586	$47,472	3.4%	1.5%	100.0%

Average rental rate per unit
Atlanta	$1,362	$1,296	$1,347	5.1%	1.1%
Dallas	1,254	1,228	1,247	2.1%	0.5%
Houston	1,438	1,364	1,432	5.4%	0.4%
Austin	1,566	1,544	1,576	1.4%	(0.6)%
Washington, D.C.	1,855	1,875	1,876	(1.1)%	(1.1)%
Tampa	1,434	1,396	1,427	2.7%	0.5%
Orlando	1,488	1,490	1,494	(0.1)%	(0.4)%
Charlotte	1,277	1,243	1,267	2.7%	0.8%
Total average rental rate per unit	1,411	1,377	1,407	2.5%	0.3%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended
	December 31, 2014	December 31, 2013	% Change
Rental and other revenues
Atlanta	$85,721	$81,466	5.2%
Dallas	72,277	70,103	3.1%
Houston	9,132	8,780	4.0%
Austin	12,093	11,826	2.3%
Washington, D.C.	51,852	52,456	(1.2)%
Tampa	37,465	36,441	2.8%
Orlando	11,030	11,129	(0.9)%
Charlotte	27,087	26,377	2.7%

Total rental and other revenues	306,657	298,578	2.7%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	33,979	32,598	4.2%
Dallas	31,487	29,676	6.1%
Houston	3,725	3,337	11.6%
Austin	5,294	5,056	4.7%
Washington, D.C.	18,095	17,373	4.2%
Tampa	13,560	13,333	1.7%
Orlando	3,996	3,901	2.4%
Charlotte	8,457	8,592	(1.6)%

Total	118,593	113,866	4.2%

Net operating income
Atlanta	51,742	48,868	5.9%
Dallas	40,790	40,427	0.9%
Houston	5,407	5,443	(0.7)%
Austin	6,799	6,770	0.4%
Washington, D.C.	33,757	35,083	(3.8)%
Tampa	23,905	23,108	3.4%
Orlando	7,034	7,228	(2.7)%
Charlotte	18,630	17,785	4.8%

Total same store NOI	$188,064	$184,712	1.8%

Average rental rate per unit
Atlanta	$1,333	$1,271	4.9%
Dallas	1,243	1,216	2.2%
Houston	1,410	1,337	5.5%
Austin	1,565	1,519	3.0%
Washington, D.C.	1,868	1,889	(1.1)%
Tampa	1,420	1,388	2.3%
Orlando	1,490	1,508	(1.2)%
Charlotte	1,261	1,228	2.7%
Total average rental rate per unit	1,398	1,365	2.4%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2014	2013
Total real estate assets per balance sheet	$2,128,767	$2,251,139
Plus:
Company share of real estate assets held in unconsolidated entities	57,554	57,680
Company share of accumulated depreciation - assets held in unconsolidated entities	14,183	12,645
Accumulated depreciation per balance sheet	937,310	913,018
Accumulated depreciation on assets held for sale	207	-

Total undepreciated real estate assets (A)	$3,138,021	$3,234,482

Total debt per balance sheet	$892,459	$1,098,734
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531

Total debt (adjusted for joint venture partners’ share of debt) (B)	$941,990	$1,148,265

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	30.0%	35.5%

Total debt per balance sheet	$892,459	$1,098,734
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$985,382	$1,191,657

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	31.4%	36.8%